Exhibit 99.1

Olema Oncology Appoints Oncology Biotech Executive Scott Garland to Board of Directors

Mr. Garland brings significant industry expertise with a long track record of successful launches

SAN FRANCISCO, October 17, 2023 – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology,” Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers, today announced the appointment of Scott Garland to the company’s Board of Directors. Mr. Garland brings more than 30 years of biopharmaceutical industry experience with deep commercial and executive leadership expertise.

“We are delighted to have Scott join our Board of Directors at such an exciting time for Olema,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “His broad experience on the frontlines of the biopharmaceutical industry, leading the commercialization of groundbreaking therapies, will be crucial as we enter the late-stage development of palazestrant.”

Mr. Garland most recently served as CEO of PACT Pharma, an immuno-oncology company that was focused on developing cell therapies for solid tumors. Prior to PACT, Mr. Garland was president and chief executive officer of Portola Pharmaceuticals where he led the company through the commercial launch of Andexxa® and a successful acquisition by Alexion. Before joining Portola, he served first as chief commercial officer of Relypsa and then as president of the U.S. organization after the company was acquired by Vifor Pharma. Mr. Garland has held numerous other commercial leadership roles at Exelixis (leading the launch of cabozantinib), Genentech, Amgen, and Merck, including leading the commercial franchises for two multi-billion-dollar therapies – Avastin® and Rituxan®. Mr. Garland currently serves as a board member for ALX Oncology and Day One Biopharmaceuticals. He received a B.S. from California Polytechnic State University-San Luis Obispo and an MBA from the Fuqua School of Business at Duke University.

“Olema is well along the path of advancing their mission to transform the standard of care for women living with breast cancer, and I am excited to contribute as palazestrant moves into Phase 3 and new pipeline assets are announced,” said Mr. Garland. “As Olema continues to advance its pipeline, I believe that Olema’s science, the management team’s track record of success, and its strong financial foundation positions the company well to define the next generation of targeted therapies for women’s cancers.”

“On behalf of Olema’s Board of Directors, I would like to welcome Scott to the Board, and we look forward to benefiting from his unique perspective and counsel as we navigate this pivotal moment in Olema’s history,” Ian Clark, Chairman of Olema’s Board of Directors.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers. Olema’s lead product candidate, palazestrant (OP-1250), is a proprietary, orally-available small molecule with dual activity as both a complete estrogen receptor (ER) antagonist (CERAN) and a selective ER degrader (SERD). It is currently being evaluated both as a single agent in an ongoing Phase 2 clinical trial, and in combination with CDK4/6 inhibitors (palbociclib and ribociclib) and a PI3Ka inhibitor (alpelisib), in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. Palazestrant has been granted FDA Fast Track designation for the treatment of ER+/HER2- metastatic breast cancer that has progressed following one or more lines of endocrine therapy with at least one line given in combination with a CDK4/6 inhibitor. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit us at www.olema.com, or follow us on Twitter and LinkedIn.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “expect,” “will,” “may,” “goal,” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the potential beneficial characteristics of palazestrant (OP-1250), including the potential to become best-in-class or transform the standard of care for women living with ER+/HER2- metastatic breast cancers, the capabilities of Olema’s executive management team and board of directors, the clinical timeline and status for palazestrant, and Olema’s preclinical and clinical pipeline. Because such statements deal with future events and are based on Olema’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of Olema could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

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Contact:

Geoffrey Mogilner, Vice President, Investor Relations and Communications

ir@olema.com